Exhibit 99.1

MedMen Announces Ana Bowman as Permanent CFO

02/18/2022

LOS ANGELES--(BUSINESS WIRE)-- MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a premier cannabis retailer with operations across the United States, today announced the appointment of Ana Bowman as Chief Financial Officer, effective February 22, 2022. Bowman succeeds outgoing interim CFO Reece Fulgham, who will be returning to consulting firm SierraConstellation Partners.

Bowman brings years of cannabis industry expertise, having served as Vice President of Financial Reporting and FP&A of Tilray Brands (Nasdaq: TLRY; TSX: TLRY), a leading global cannabis lifestyle and consumer packaged goods company. Prior to joining Tilray, Bowman served as Corporate Controller of several publicly-traded U.S. registrants, following an exit from the world of big four public accounting.

“We are excited to have Ana join as our permanent CFO — bringing with her significant financial expertise from her time at Tilray and large public accounting and auditing firms, including Ernst & Young and Deloitte,” said Michael Serruya, MedMen’s Chairman and CEO. “We also want to thank Reece for stepping in as our interim CFO and wish him well in his future endeavors.”

ABOUT MEDMEN:

MedMen is a premier American cannabis retailer with an operational footprint in California, Nevada, Illinois, Arizona, Massachusetts, and Florida. MedMen offers a robust selection of high-quality products, including MedMen-owned brands MedMen Red and LuxLyte through its premium retail stores, proprietary delivery service, as well as curbside and in-store pickup. MedMen Buds, an industry-first loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier, and happier. Learn more about MedMen at www.medmen.com.

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MedMen Media Contact:
Lisa Weser
MedMen@Trailblaze.co

MedMen Investor Relations Contact:
Investors@MedMen.com